Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of Highland Funds II:

We consent to the use of our reports dated November 21, 2012, with respect to the financial statements of Highland Global Allocation Fund (formerly, Pyxis Core America Equity Fund), Highland International Equity Fund (formerly, Pyxis International Equity Fund) and Highland Global Select Equity Fund (formerly, Pyxis Global Equity Fund) as of September 30, 2012, incorporated herein by reference and to the references to our firm under the headings “FINANCIAL HIGHLIGHTS” in the prospectus, “FINANCIAL STATEMENTS” in the statement of additional information and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the prospectus and statement of additional information filed on Form N-14.

/s/ KPMG LLP

Boston, Massachusetts

June 14, 2013